Exhibit 99.1

September 14, 2022

Important: Focusing Twilio more and reducing our size

Twilions,

Over the years, we’ve made lots of changes to the way Twilio operates and is organized, but none harder than what I’m sharing today.

We’ve made the extremely difficult decision to restructure and reduce Twilio’s workforce by approximately 11% – teammates and friends who helped build Twilio.

I’m not going to sugarcoat things. A layoff is the last thing we want to do, but I believe it’s wise and necessary. Twilio has grown at an astonishing rate over the past couple years. It was too fast, and without enough focus on our most important company priorities. I take responsibility for those decisions, as well as the difficult decision to do this layoff.

Before I get into the details, I want to answer the obvious question which is likely on your mind:

Am I Impacted?

In the US, impacted Twilions will get an email within the next 60 minutes letting them know their role has been impacted and outlining next steps. Twilions who are impacted will also be able to meet with a leader from their team or an HRBP today.

Outside the US, Twilio operates in 20 countries, so notifications and next steps will vary based on local laws and practices. Regardless, all Twilions whose roles are or may be impacted outside the US can expect an email or meeting invitation within the next two hours.

For Twilions in all regions: If you don’t receive one of these emails or meeting invitations in the next two hours, it means your role has not been impacted.

Let me start by stating the obvious: Ideally, everyone would be hearing this news directly from their manager, but that would have left many Twilions waiting anxiously for an extended period of time. The process differs by country, but we wanted to give clarity as quickly as possible.

Why we’re taking this step

Twilio has always been a growth company. And as you know, we’re committed to being a profitable growth company. At our scale, being profitable will make us stronger. It requires us to ask more rigorously which activities and investments are working. It forces us to ask where we have good alignment internally to amplify each of our efforts. This discipline requires us to ask if our investments are getting us where we need to go.

As we’ve discussed frequently, we have four priorities for reaching profitability and leading in customer engagement: Investing in our platform reliability and trust, increasing the profitability of messaging, accelerating Segment adoption, and scaling the Flex customer base. Today’s layoffs are about aligning our investments more squarely with our priorities, as well as running our company more efficiently overall.

Full stop, these are our priorities. As they have been for a while now. But we must sharpen our focus more than ever. I am asking Twilio’s leaders to further examine their priorities, and any Twilion has full permission to question every other activity that doesn’t help us achieve our company priorities in a measurable way. I am not asking you all to “do more with less.” I’m asking the company to actually do fewer things better. I take responsibility for choosing to grow our team faster and to pursue many priorities beyond these four priorities over the recent years. And now, I also own the decision to become more focused – resulting in this layoff.

I know that we can succeed in becoming the leading Customer Engagement Platform we envision. I just came back from APJ where I met with over two dozen customers. There’s a hunger for where we’re going – and key to that success in the coming years is accelerating Segment and Flex. That won’t happen without the concerted focus and investment I’m emphasizing today.

How did we decide which roles would be impacted

This was tremendously difficult. For those impacted today, we applied a rigorous selection process to examine which roles were most tightly aligned to our four priorities. Similarly, we looked at the size of the investments we’ve made and whether they are working for our company. We ultimately found that some investments no longer make sense and identified areas where we can be more efficient. By no fault of the Twilions impacted today, we’ve curtailed our investment in areas of Go To Market where customers can succeed without as much human intervention, as well as making targeted changes to be more efficient in areas of R&D and G&A.

As you all know, we are committed to becoming an Anti-Racist/Anti-Oppression company. Layoffs like this can have a more pronounced impact on marginalized communities, so we were particularly focused on ensuring our layoffs – while a business necessity today – were carried out through an Anti-Racist/Anti-Oppression lens.

To all the Twilions who will be leaving:

I want to do our best to take care of you in this transition and set you up for success in what comes next. All impacted Twilions globally will receive at least 12 weeks of pay, plus one week for every year of service at Twilio. You’ll also receive the full value of Twilio’s next stock vest because the Twilions who are leaving us are shareholders too – which is important to us.

In the US and in most regions, you will be able to remain on company payroll while searching for your next role, whether it be inside or outside Twilio. Our Talent Acquisition team will give high-touch service to impacted Twilions if there’s an open internal role in one of our investment areas. We will create a list that impacted employees can opt into, which we’ll share with other companies who may be hiring, as well as investors who know many such companies.

I know this is especially hard news for those Twilions who depend on Twilio-sponsored visas. We’ll be giving those team members even more support to hopefully minimize the disruption to them and their families as they work through their immigration status.

I am deeply sorry to see you all leave Twilio. You have all been part of building our company. You’ve been our teammates, partners, and friends. I’m grateful for your contributions to our customers and our business. And we owe it to you to help as much as we can.

To those Twilions who are remaining:

We are builders. This is all part of the complicated, difficult and at times emotional journey as builders. No doubt, it will be a hard few months as we change the shape of our company for the opportunity ahead. We’ll have an All Hands meeting tomorrow to talk more about that.

Today, it’s okay to be a bit shocked and feel sad. And to support your colleagues. I am confident that we’ll look back at this as a difficult time – but one that set up Twilio well for the future. Please see Switchboard for more details about today’s news.

–jeffiel